CHINESE MINISTRY OF INDUSTRY AND INFORMATION
TECHNOLOGY PUBLICLY ANNOUNCES ITS FORMAL
DESULPHURIZATION PLAN FOR THE STEEL INDUSTRY

DALIAN, China, August 10 /PRNewswire-Asia-FirstCall/ -- RINO International Corp. (Nasdaq: RINO - News), through its subsidiaries and controlled affiliates in the People's Republic of China (collectively, the "Company" or "RINO"), designs, manufactures, installs and services proprietary and patented wastewater treatment, desulphurization equipment, and high temperature anti-oxidation systems for iron and steel manufacturers in the People's Republic of China ("PRC"), today is providing a summary of a report issued on July 31, 2009 by the Chinese Ministry of Industry and Information Technology which details its formal plan for the implementation of sintering desulphurization equipment at Chinese steel companies.  This information can be found at http://www.miit.gov.cn/n11293472/n11293832/n11293907/n11368223/12484645.html and following is a summary of what was reported, in addition to RINO specific commentary related to how it will capitalize on this opportunity.

To provide some background, the sinter at a steel production facility contains equipment where powdered iron-ore is mixed with coking coal or anthracite and burned at high temperatures for further processing in the blast furnace.  It is one of the first components of the steel production process and as a result significant amounts of air pollution are generated, which are comprised of SO2 (sulphur dioxide), NO2 (nitrogen dioxide), dust and metal particles. RINO International, Inc. was the first company in China to develop a flue gas desulphurization (FGD) solution specifically for the sinter. This multifaceted system with patented automation technology was designed to significantly reduce harmful air pollutants, specifically curbing SO2 emissions by up to 99%. Prior to 2005, when the government initially began to address this problem, there was no filtration system available.

As detailed in the report, China is estimated to have approximately 500 sinters with a total sintering bed capacity of 53,820 m2.   To date, less than 10% of the sinters, which in range in size, have been equipped with FGD systems. The government estimates through May 2009 that a total of 40 sinter FGD installations have been completed with RINO effectuating 28 of these. Combined, these FGD systems represent approximately 6,312 m2 of sinter space with 82,000 tons of annual desulphurization capacity.

The new policy carries important implications for RINO’s business as it prioritizes the steel sinter FGD as a priority environmental project, sets specific desulphurization targets, and enables both the central and local governments to provide priority funding for the installation of FGD equipment, while offering further support for domestic based technology.  The government plan calls for the number of sinters to be equipped with FGD systems to double annually through 2011. Specifically, the government aims to install FGD for an additional 15,800m2 of sintering bed capacity with a total of 200,000 tons of annual desulphurization capacity. To support adoption, the government will encourage the build-out through BOT (build-operate-transfer) ownership structures which would allow the financier to operate the system for up to 20 years and then transfer ownership to the steel producer. The government will increase its ongoing inspection of SO2 emission by steel companies and plans to install on-line, real time monitoring devices to ensure compliance.

Mr. Zou Dejun, President and CEO of RINO International, commented, “We are very pleased with the recently published guidelines that support accelerated adoption of FGD systems found specifically in the steel industry.  We believe that the addressable market for sinter FGD systems specific to RINO is over 200, which includes sinters at least 90m2 in size, and creates a billion dollar plus opportunity for our Company. We anticipate our growth will accelerate during the coming year as the government mandate creates an impetus for steel companies to become compliant while enforcing air emission guidelines. We have seen new bidding activity pick up in response and are currently pursuing a couple of very large sinter projects.”

About RINO International Corporation

RINO International Corporation, through its direct and indirect subsidiaries, including Innomind Group Limited and Dalian Innomind Environment Engineering Co., Ltd., its contractually-controlled affiliate, Dalian RINO Environmental Engineering Science and Technology Co., Ltd. ("Dalian Rino") and Dalian Rino’s wholly-owned subsidiaries, Dalian Rino Environmental Engineering Project Design Co., Ltd. and Dalian Rino Environmental Construction & Installation Project Co., Ltd., is a leading provider of environmental protection equipment for the iron and steel industry in China. Specifically, RINO designs, manufactures, installs and services proprietary and patented wastewater treatment, flue gas desulphurization equipment, and high temperature anti-oxidation systems, which are all designed to reduce either industrial pollution and/or improve energy utilization. RINO's manufacturing facility maintains the ISO 9001 Quality Management System and ISO 14001 Environment Management System certifications, in addition to receiving numerous government and industry awards.

Additional information about the Company is available at the Company's website: http://www.rinogroup.com.

Cautionary Statement Regarding Forward-Looking Information

Certain statement in this press release may contain forward-looking information about the Company. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and statements which may include discussions of strategy, and statements about industry trends future performance, operations and products of each of the entities referred to above. Actual performance results may vary significantly from expectations and projections as a result of various factors, including without limitation and the risks set forth "Risk Factors" contained in the Company's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q. This is a summary of the report issued by the Chinese Ministry of Industry and Information Technology and is not a complete translation. This information could be subject to change without notice. RINO did not independently verify information provided in the report.

    For more information, please contact:

    For the Company:
    Jenny Liu, CFO
    Tel:   +86-411-8766-1233
    Email: jennyliu@rinogroup.com

    Investors:
    Matt Hayden
    HC International, Inc.
    Tel:   +1-561-245-5155
    Email: matt.hayden@hcinternational.net